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                                                                 EXHIBIT 99.6


                           NOTICE OF APPRAISAL RIGHTS
                          AVAILABLE TO STOCKHOLDERS OF

                             EOS BIOTECHNOLOGY, INC.

                               IN CONNECTION WITH
                                  THE MERGER OF

                             EOS BIOTECHNOLOGY, INC.

                                  WITH AND INTO

                          EAGLE ACQUISITION CORPORATION

                          A WHOLLY OWNED SUBSIDIARY OF

                               PHARMACOPEIA, INC.

TO THE HOLDERS OF CERTIFICATES
REPRESENTING COMMON STOCK OF
EOS BIOTECHNOLOGY, INC.

                  NOTICE IS HEREBY GIVEN pursuant to Section 262(d)(2) of the Delaware General Corporation Law (the "DGCL") of the proposed merger (the "Merger") of Eos Biotechnology, Inc., a Delaware corporation (the "COMPANY"), with and into Eagle Acquisition Corporation ("MERGER SUB"), a Delaware corporation and wholly owned subsidiary of Pharmacopeia, Inc., a Delaware corporation ("PARENT"), with Merger Sub as the surviving corporation.

                  The Merger will occur pursuant to the terms and conditions set forth in the Agreement and Plan of Merger and Reorganization, dated as of August 21, 2001, among Parent, Merger Sub and the Company (the "MERGER AGREEMENT"), subject to the satisfaction or waiver of the conditions set forth therein.

                  The Merger is subject to customary closing conditions, including, among others, the accuracy of representations and warranties in the Merger Agreement; the performance by the Company and Parent of covenants in the Merger Agreement; the effectiveness of the Form S-4 Registration Statement; approval by the stockholders of Parent; approval of the conversion of Company preferred stock into Company common stock; the receipt by Parent of an executed escrow agreement, FIRPTA certificate and compliance certificate; the receipt of legal opinions from Debevoise & Plimpton and Dechert; the approval for quotation on Nasdaq of the shares of Parent common stock to be issued in the Merger; the absence of any order or injunction preventing the consummation of the Merger; the absence of a material adverse change to the Company; the absence of any pending legal proceeding challenging the Merger, relating to the Merger and seeking damages material to Parent, seeking to limit Parent's ownership rights, or which would adversely affect any rights to own or operate the business of the Company; the absence of exercise of appraisal rights by more than 5% of the Company stockholders; the receipt of necessary consents and approvals of regulatory authorities; the increase in size of Parent's board of directors to nine members and the appointment of David W. Martin Jr. and Nicholas J. Pritzker to the Parent board of directors. The


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Merger Agreement also provides that the Merger Agreement may be terminated by mutual consent of Parent and Company; by either Parent or Company if the Merger does not occur prior to February 21, 2002; by either Parent or Company if a final governmental or judicial order, decree or ruling permanently restrains or enjoins or otherwise prohibits the Merger; subject to certain exceptions, by either Parent or Company if stockholder approval is not obtained; by Parent or Company if the Parent or Company board recommendation has been removed or modified in any adverse manner; by the Company if Parent's board of directors approves or recommends any merger, consolidation or share exchange in which Parent is acquired or a person or group acquires ownership of more than 50% of outstanding Parent Common Stock, or any acquisition or disposition of all or substantially all of Parent's assets, or the sale of Parent's software business or drug discovery business; by Parent following the breach of any representation, warranty or covenant of the Company unless curable within 30 days of such breach; by Company following the breach of any representation, warranty or covenant of the Parent unless curable within 30 days of such breach; by Parent if the average of the closing prices of Parent common stock on the Nasdaq National Market, rounded to the nearest one-thousandth, over the 30-day period ending three days prior to the Parent stockholders' meeting ("FAIR MARKET VALUE"), of Parent common stock is less than $11.738; or by Company if the Fair Market Value of the Parent common stock is less than $8.932. The Merger will be effected pursuant to Section 251 of the DGCL at the later of: (a) the time the Certificate of Merger, acknowledged by Merger Sub and the Company, is filed with the Secretary of State of Delaware and (b) such later time as may be specified in the Certificate of Merger (the "EFFECTIVE TIME" of the Merger). As a result of the Merger, the Company will merge with and into Merger Sub, a wholly owned subsidiary of Parent.

                    a. Pursuant to the terms of the Merger Agreement, at the Effective Time, each stockholder of the Company will be entitled to receive merger consideration ("MERGER CONSIDERATION") calculated as follows. Each outstanding share of Company common stock will be converted into the right to receive 0.18136927 (as adjusted pursuant to the Merger Agreement, the "EXCHANGE RATIO") shares of Parent common stock (the "STOCK CONSIDERATION") and will be exchanged for such number of shares of Parent common stock upon surrender of the certificate representing such share of Company common stock (or a certificate representing Company preferred stock that has been converted into Company common stock); provided, however, that if the Fair Market Value of the Parent common stock is less than $14.887 per share, then each share of Company common stock then outstanding will be converted into the right to receive (A) the Stock Consideration and (B) a cash payment (the "CASH CONSIDERATION") equal to the product of (x) the Exchange Ratio multiplied by (y) the difference between $14.887 and the Fair Market Value of the Parent common stock. If the Fair Market Value of the Parent common stock exceeds $20.00, then the Exchange Ratio will be recomputed by dividing $213,000,000 by the Fair Market Value of the Parent common stock and then dividing the resulting quotient by 58,713,612.

          2. If, between the date of the Merger Agreement and the Effective Time, the outstanding shares of Company common stock or Parent common stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the applicable Exchange Ratio will be appropriately adjusted.

          3. No fractional shares of Parent common stock will be issued in connection with the Merger, and no certificates for any such fractional shares will be issued. In lieu of such fractional shares, any holder of Company common stock who would otherwise be entitled to receive a fraction of a share of Parent common stock will be paid in cash.

          4. If any shares of Company common stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent common stock issued in exchange for such shares of Company common stock will also be

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unvested and subject to the same repurchase option (except that the repurchase price will be the quotient of the original repurchase price divided by the Exchange Ratio), risk of forfeiture or other condition, and the certificates representing such shares of Parent common stock may accordingly be marked with appropriate legends. The Company will take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

     B.   Appraisal Rights

          Notwithstanding the Merger, shares held by stockholders of the Company who (a) perfect their rights to appraisal of such shares in accordance with Section 262 of the DGCL ("SECTION 262") and (b) do not thereafter withdraw their demands for appraisal of such shares or otherwise lose or waive their appraisal rights, in each case in accordance with the DGCL, will represent the right to receive from Merger Sub such payment as the holders thereof may be entitled to receive as determined by the Delaware Court of Chancery in an appraisal proceeding.

          Section 262 provides a procedure by which persons who were stockholders of the Company at the Effective Time of the Merger may seek an appraisal of their shares in lieu of accepting the Merger Consideration, as described above. A demand for appraisal must be made in writing by or for the stockholder of record wishing to demand appraisal and must reasonably inform Merger Sub of the identity of the stockholder making the demand for appraisal and that such stockholder intends thereby to demand appraisal of his, her or its shares. In any such appraisal proceeding, the Delaware Court of Chancery would determine the fair value of the shares. Stockholders should recognize that such appraisal could result in a determination of a value higher or lower than or equivalent to the Merger Consideration. Following such an appraisal proceeding, the Delaware Court of Chancery would direct Merger Sub (as the surviving corporation in the Merger), pursuant to Section 262, to make payment of such fair value of the shares, together with a fair rate of interest, if any, to the stockholders entitled thereto who properly demanded appraisal.

     C.   Appraisal Procedure

          This Notice of Appraisal Rights from the Company affords stockholders of the Company the notice required by Section 262(d)(2) of the DGCL. The right to appraisal will be lost and the stockholder will have only the right to receive the Merger Consideration pursuant to the Merger Agreement unless the right to appraisal is perfected by full and precise satisfaction of the requirements of Section 262, the text of which is set forth in full in Appendix A hereto. A WRITTEN DEMAND FOR APPRAISAL MUST BE PROPERLY EXECUTED AND DELIVERED TO MERGER SUB AS DESCRIBED BELOW:

          A stockholder of the Company who wishes to demand appraisal of his, her or its shares must make a written demand for appraisal ON OR PRIOR TO [_____________], 2001 (I.E., within 20 calendar days after the date of mailing of this Notice of Appraisal Rights). A demand for appraisal should be addressed to Merger Sub at the following address:

          Eos Biotechnology, Inc.
          225A Gateway Boulevard
          South San Francisco, CA  94080
          Attn:  CORPORATE SECRETARY

          As provided under Section 262, failure of a stockholder of the Company to make a written demand for appraisal (or a beneficial owner of shares who fails to cause the record holder of such

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shares to demand an appraisal of such shares) within such time limit will result in the loss of such stockholder's appraisal rights. The written demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate(s) for his, her or its shares. If the shares are owned of record in a fiduciary or representative capacity such as by a trustee, executor, administrator, guardian, attorney-in-fact or officer of a corporation, execution of the demand must be made in such capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s). As required by
Section 262, a demand for appraisal must reasonably inform Merger Sub of the identity of the holder(s) of record and of such holder's intention thereby to demand appraisal of such shares.

          Within 120 calendar days after the date and Effective Time of the Merger, Merger Sub or any former stockholder entitled to appraisal rights under Section 262 who has complied with the provisions thereof may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of all such stockholders. Merger Sub is under no obligation, and has no present intention, to file such a petition. Accordingly, any former stockholder who wishes to perfect his, her or its appraisal rights will be required to initiate all necessary action within the time prescribed in Section 262. At any time within 60 calendar days after the Effective Time of the Merger, any former stockholder who has demanded appraisal has the right to withdraw such stockholder's demand for appraisal and accept the consideration offered pursuant to the Merger.

          Within 120 calendar days after the Effective Time of the Merger, any former stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Merger Sub a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed (a) within 10 calendar days after such stockholder's written request therefor has been received by Merger Sub or (b) 10 calendar days after expiration of the period for delivery of demands for appraisal, whichever is later.

          If a petition for an appraisal is timely filed and a copy thereof is delivered to Merger Sub, Merger Sub will then be obligated within 20 calendar days to provide the Register in Chancery with a duly verified list containing the names and addresses of all former stockholders of the Company who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by Merger Sub. After notice to such former stockholders, the Court of Chancery is empowered to conduct a hearing on such petition to determine those former stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Court of Chancery may require the holders of shares who have demanded an appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any former stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such former stockholder.

          After determining the stockholders entitled to an appraisal, the Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

          The costs of the appraisal proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court

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may also order that all or a portion of the expenses incurred by any former stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

          No stockholder, whether or not he, she or it has duly demanded an appraisal in compliance with Section 262, will, from and after the Effective Time of the Merger, be entitled to vote any Company shares for any purpose or be entitled to the payment of dividends or other distributions on any Company shares (except dividends or other distributions payable to stockholders of record at a date prior to the Effective Time of the Merger).

          If any former stockholder who demands appraisal of his, her or its shares under Section 262 fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in the DGCL, the shares of such former stockholder will be converted into the right to receive the Merger Consideration, without interest.

          The foregoing brief summary does not purport to be a complete description of the applicable provisions of Section 262, and is qualified in its entirety by reference to Section 262, which is attached hereto in full as Appendix A. In view of the complexity of Section 262, Company stockholders who wish to dissent from the Merger and pursue appraisal rights should consult their own legal advisers.

     D.   Additional Information

          Additional information concerning the Company, including historical financial information, may be obtained by written request directed to Eos Biotechnology, Inc., 225A Gateway Boulevard, South San Francisco, CA 94080,
Attention: Corporate Secretary.

Date:  [___________], 2001

                                       EOS BIOTECHNOLOGY, INC.


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                        DELAWARE GENERAL CORPORATION LAW

Section 262 APPRAISAL RIGHTS.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
Section 258, Section 263 or Section 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of
Section 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

             (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the

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meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

             (2) If the merger or consolidation was approved pursuant to
Section 228 OR Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

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     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 82, L. '01, eff. 7-1-01.)